Exhibit 99.2

FIRST KEYSTONE HOLDS ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 14, 2018 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2018 Annual Meeting of Shareholders at the McBride Memorial Library in Berwick, Pennsylvania. It was announced that Michael L. Jezewski and William E. Rinehart were elected Class A Directors and David R. Saracino was re-elected as a Class A Director. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

Jerome F. Fabian and John G. Gerlach retired from the Board of Directors of the Corporation and the Bank effective May 10, 2018. On behalf of First Keystone Corporation and First Keystone Community Bank, I would like to extend our sincerest thanks for their years of service and congratulate each of them for being elected Director Emeritus of First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: Chris Zlobik, Deposit Operations Officer; Brian Klinefelter, Credit Department Manager; Linda Meshinski, Community Office and Regional Manager and Jason Holloway, Commercial Services Officer were promoted to Vice President; Kim Volkel, Community Office Manager; Kristi McClintock, Document Preparation Specialist; Jillian Guenther, Fraud Manager/Bank Secrecy Officer; Thomas McGrath, Commercial Services Officer and Laurie Nudo, Community Office Manager were promoted to Assistant Vice President and Tiffany Bienkowski, Credit Analyst, Shane A. Davis, Accountant I and Systems Administrator; David Warho, Technology Systems Engineer; Terri Romanowski, Community Office Manager and Cindy Thorne, Trust Operations Specialist were promoted to Assistant Cashier.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, Interim President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties and a loan production office in Northampton county. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.